Exhibit 16.2

August 15, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of BGC Partners, Inc.’s Form 8-K/A dated June 25, 2008, and have the following comments:

1.	We agree with the statements made in the first paragraph relating to us, the second, third paragraphs and the first sentence of the fourth paragraph of Item 4.01.

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the fourth paragraph of Item 4.01.

Yours truly,

/s/ Deloitte & Touche LLP

New York, New York